                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        INDYMAC MORTGAGE HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

[LOGO APPEARS HERE]


                                                                   April 7, 2000

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Mortgage Holdings, Inc. ("IndyMac"). The meeting will be held on May 23, 2000 at 10:00 a.m. at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you are unable to attend.

  Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

  On behalf of the Board of Directors, I thank you for your assistance.

                                          Sincerely,

                                          /s/ David S. Loeb

                                          David S. Loeb
                                          Chairman of the Board

                        INDYMAC MORTGAGE HOLDINGS, INC.
                             155 North Lake Avenue
                           Pasadena, California 91101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 23, 2000

                               ----------------

To the Stockholders of INDYMAC MORTGAGE HOLDINGS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of IndyMac Mortgage Holdings, Inc. ("IndyMac") will be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California on May 23, 2000 at 10:00 a.m., local time, for the following purposes:

    1. To elect the Board of Directors for the ensuing year;

    2. To approve the IndyMac Mortgage Holdings, Inc. 2000 Stock Incentive Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each of the proposals referred to above is more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

  The Board of Directors has fixed the close of business on March 27, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of those stockholders will be available for inspection at the offices of IndyMac at 155 North Lake Avenue, Pasadena, California 91101 at least ten days before the Annual Meeting.

  If you plan to attend the Annual Meeting, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope is enclosed for this purpose and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Sommers

                                          Richard L. Sommers
                                          Executive Vice President, General
                                           Counsel and Secretary

April 7, 2000

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

                        INDYMAC MORTGAGE HOLDINGS, INC.
                             155 North Lake Avenue
                          Pasadena, California 91101

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 23, 2000

  This Proxy Statement is furnished to stockholders of IndyMac Mortgage Holdings, Inc. ("IndyMac") in connection with the solicitation by the Board of Directors of IndyMac of proxies to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California on May 23, 2000, at 10:00 a.m. or at any adjournment or postponement thereof. IndyMac expects to mail the proxy solicitation materials for the Annual Meeting on or about April 7, 2000.

  The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of IndyMac, none of whom will receive additional compensation therefor, may also solicit proxies by telephone or other personal or electronic contact. IndyMac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. IndyMac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

  A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of the election of the director nominees and the other proposal described herein.

  Only holders of shares of IndyMac's Common Stock, par value $0.01 per share (the "Common Stock") of record at the close of business on the March 27, 2000 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 73,406,449 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

  Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac's Bylaws and the Delaware General Corporation Law (the "DGCL"), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting, a broker non-vote will be deemed "not entitled to vote" on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that proposal. Election of the nominees named in this proxy statement as directors of IndyMac (Proposal One) will require that they receive a majority of the votes cast on the matter. Approval of the IndyMac Mortgage Holdings, Inc. 2000 Stock Incentive Plan (Proposal Two) will require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter, provided that the total votes cast on the proposal constitute the vote of at least a majority of the shares entitled to vote on the proposal. Accordingly, broker non-votes will have no legal effect with respect to Proposals One and Two described herein.

                        RECEIVE YOUR ANNUAL REPORT AND
                       PROXY STATEMENT ON-LINE NEXT YEAR

  Most stockholders can elect to view future IndyMac proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those stockholders will be given the opportunity to consent to future Internet delivery when they vote their proxy this year. (For some stockholders this option is only available if you vote electronically by the Internet).

  If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

  If you consent, your account will be so noted and, when IndyMac's 2000 Annual Report and the Proxy Statement for the 2001 Annual Meeting of Stockholders become available, you will be notified on how to access them on the Internet.

  If you do elect to receive your IndyMac materials via the Internet, you can still request paper copies by contacting Investor Relations at IndyMac Mortgage Holdings, Inc., 155 N. Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by IndyMac to be the beneficial owner of more than 5% of IndyMac's outstanding Common Stock as of February 29, 2000, (i) the number of shares of IndyMac Common Stock so owned, and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of that date).

             Name and Address of
              Beneficial Owner                Number of Shares Percent of Class
             -------------------              ---------------- ----------------
Capital Group International, Inc. (1)........    7,543,500          10.12%
Capital Guardian Trust Company
 11100 Santa Monica Boulevard
 Los Angeles, California 90025

Citigroup Inc. (2)...........................    4,490,577           6.02%
 153 East 53rd Street
 New York, New York 10043
Salomon Smith Barney Holdings, Inc.
SSB Citi Fund Management LLC
 388 Greenwich Street
 New York, New York 10013

--------
(1) Based upon Amendment No. 2 to Schedule 13G filed February 11, 2000 with the Securities and Exchange Commission. Capital Guardian Trust Company ("Capital Guardian") is a wholly-owned subsidiary of Capital Group International, Inc. ("Capital Group") and the 6,619,600 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no voting and no dispositive power with respect to any of the shares shown and that dispositive, and in some cases voting, power with respect to such shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 6,619,600 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and sole voting power with respect to all shares beneficially owned by it.

(2) Based upon Amendment No. 1 to Schedule 13G filed February 14, 2000 with the Securities and Exchange Commission. Salomon Smith Barney Holdings Inc. ("Salomon") is a wholly-owned subsidiary of Citigroup Inc., and SSB Citi Fund Management LLC ("SSB") is a wholly-owned subsidiary of Salomon. Salomon and SSB report that each has shared dispositive and shared voting power with respect to 4,344,407 and 4,431,722 shares, respectively.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  IndyMac has six directors. The six current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee.

Director Nominees

  The following persons have been nominated to serve as directors of IndyMac for the ensuing year:

  David S. Loeb, age 76, has been Chairman of the Board of Directors of IndyMac since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of IndyMac. He is also co-founder of Countrywide Credit Industries, Inc. ("CCI"), an affiliate of IndyMac, and was President of CCI from its formation in March 1969 to February 2000. Mr. Loeb also served as Chairman of CCI from its formation to March 1999. Mr. Loeb served as a director of both CCI and Countrywide Home Loans, Inc. ("CHL"), a subsidiary of CCI that has engaged in certain transactions with IndyMac, until February 2000.

  Michael W. Perry, age 37, is Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac. He became a director of IndyMac in October 1997. From January 1997 to February 1999, Mr. Perry served as President of IndyMac, and from January 1993 to January 1997, he served as IndyMac's Executive Vice President and Chief Operating Officer. Mr. Perry has been with IndyMac since January 1993 and has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank and as Chief Financial Officer of Commerce Security Bank. He has 15 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

  Lyle E. Gramley, age 73, became a director of IndyMac in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and, more recently, as a consulting economist. During that period he has also been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging.

  Thomas J. Kearns, age 61, has been a director of IndyMac since June 1990. He was a consultant for Josephthal Lyon & Ross, Inc. from April 1995 to September 1998. He has 30 years of experience in the securities business, including approximately 16 years with Merrill Lynch Capital Markets as a First Vice President. He was also a Managing Director of Commonwealth Associates from April 1994 to February 1995.

  Frederick J. Napolitano, age 70, has been a director of IndyMac since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was a director of Home Mortgage Access Corporation, serves on the Board of Directors and the Executive Committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, the Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983 and the Federal National Mortgage Association Advisory Board from 1984 to 1985. Mr. Napolitano was Chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

  Patrick C. Haden, age 47, became a director of IndyMac in March 2000. He has been a general partner of Riordan, Lewis & Haden, an equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc., CORDA Medical Care, Inc., Elkay Plastics Co., Inc., and Financial Pacific Insurance Group, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received his J.D. from Loyola Law School in 1982.

Vote Required; Board Recommendation

  A majority of the votes cast at the Annual Meeting, provided that a quorum is present, will be required to elect directors.

  The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings and Attendance

  The Board of Directors held seven meetings, in person or by telephone, during 1999.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of IndyMac's independent certified public accountants and reports thereon to the Board. The Audit Committee held five meetings in 1999. This committee consists of Messrs. Gramley, Kearns and Napolitano, all of whom are outside directors of IndyMac. The chairman of the committee is Mr. Kearns.

  The Compensation Committee of the Board of Directors administers IndyMac's Stock Incentive Plan as well as IndyMac's Deferred Compensation Plan and Amended and Restated Loan Plan, and approves the compensation of IndyMac's executive officers. The Compensation Committee held eight meetings in 1999. This committee consists of Messrs. Gramley, Kearns and Napolitano, all of whom are outside directors of IndyMac. The chairman of the committee is Mr. Napolitano.

  The Board of Directors does not have a nominating committee.

Director Compensation

  During 1999, each director who was not an employee of IndyMac (other than Patrick C. Haden, who became a director in March 2000) received an annual retainer fee of $41,833 and was reimbursed for expenses related to attending meetings. On March 5, 1999, each outside director received a grant of stock options covering 20,000 shares of IndyMac Common Stock, with an exercise price of $10.4375 per share. These options became exercisable one year after the grant date. Directors of IndyMac are eligible to participate in IndyMac's Deferred Compensation Plan, which allows directors to defer all or a portion of their annual retainer, subject to an annual minimum amount of $2,000, for a number of years designated by each participating director, subject to a minimum deferral of five years.

  IndyMac has a Director Emeritus program under which a retiring director who has attained at least the age of 65, has served as director of IndyMac for at least five years and is in good standing may agree to provide consulting and advisory services to IndyMac in exchange for a percentage of the annual retainer paid to the director during the preceding twelve months, depending on the director's length of service prior to becoming a Director Emeritus. The program also requires that a Director Emeritus refrain from competing with IndyMac and becoming affiliated with any competitor of IndyMac. There are no current participants in the Director Emeritus program.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information concerning the beneficial ownership of IndyMac Common Stock by each director nominee, IndyMac's Chief Executive Officer, each of IndyMac's other four most highly compensated executive officers, and all executive officers and directors as a group, as of February 29, 2000. Except as otherwise indicated, all persons listed below have (i) sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of IndyMac Common Stock that were outstanding or issuable within 60 days upon the exercise of options outstanding as of February 29, 2000.

                                                     Shares of Common
                                                       Stock Owned    Percent
                        Name                         Beneficially(1)  of Class
                        ----                         ---------------- --------
David S. Loeb.......................................      529,201         *
Michael W. Perry....................................      552,797(2)      *
Lyle E. Gramley.....................................      211,415(3)      *
Thomas J. Kearns....................................      182,240(4)      *
Frederick J. Napolitano.............................      218,665(5)      *
Patrick C. Haden....................................          -- (6)      *
Angelo R. Mozilo....................................      683,638(7)      *
Richard H. Wohl.....................................      106,373(8)      *
S. Blair Abernathy..................................       64,589(9)      *
All directors and executive officers as a group (10
 persons)...........................................    2,618,862       3.5%

--------
 * Less than one percent of class.

(1) Includes shares that may be purchased through stock options exercisable within 60 days of February 29, 2000 held by the following persons: Mr. Loeb, 401,699 shares; Mr. Perry, 472,333 shares; Mr. Gramley, 89,881 shares; Mr. Kearns, 122,490 shares; Mr. Napolitano, 89,881 shares; Mr. Mozilo, 536,905 shares; Mr. Wohl, 84,167 shares; Mr. Abernathy, 48,007 shares; all directors and executive officers as a group, 1,898,530 shares.

(2) Includes 847 shares held in Mr. Perry's 401(k) account.

(3) Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4) Includes 890 shares owned by Gabrielle Kearns, the daughter of Mr. Kearns.

(5) Includes 10,000 shares owned by a limited liability company with which Mr. Napolitano is associated, but in which shares he disclaims any beneficial interest.

(6) Mr. Haden became a director of IndyMac in March 2000. In connection with his election as a director of IndyMac, Mr. Haden received a grant of stock options covering 20,000 shares of IndyMac Common Stock, which will vest one year from the date of grant.

(7) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Mr. Mozilo, as to which shares he disclaims any beneficial interest.

(8) Includes 609 shares held in Mr. Wohl's 401(k) account.

(9) Includes 552 shares held in Mr. Abernathy's 401(k) account.

                              EXECUTIVE OFFICERS

  The executive officers of IndyMac are:

                                                                        Officer
         Name         Age                    Office                      Since
         ----         ---                    ------                     -------
 David S. Loeb....... 76  Chairman of the Board of Directors             1985

 Michael W. Perry.... 37  Chief Executive Officer                        1993
 Richard H. Wohl..... 41  Senior Executive Vice President of IndyMac;    1994
                           President and Chief Operating Officer of
                           the Mortgage Banking Division
 S. Blair Abernathy.. 38  Executive Vice President of IndyMac;           1994
                           Executive Vice President, Capital Markets
                           of the Mortgage Banking Division
 Carmella L. Grahn... 36  Executive Vice President and Chief             1993
                           Financial Officer

Biographical information with respect to Messrs. Loeb and Perry is set forth above under "Election of Directors--Director Nominees."

  Richard H. Wohl is the Senior Executive Vice President of IndyMac and the President and Chief Operating Officer of IndyMac's Mortgage Banking Division. Mr. Wohl is responsible for IndyMac's mortgage banking business and each of its customer channels and products, including business-to-business (brokers and bankers), business-to-consumer, business-to-realtor and consumer construction. The Mortgage Banking Division also includes key support functions such as the consumer lending technology group responsible for developing and maintaining IndyMac's web-based lending applications and the secondary marketing group responsible for the pricing, sale and securitization of IndyMac's mortgage products. Mr. Wohl has previously served IndyMac in several capacities, including as general counsel and secretary from April 1994 to February 1999, and as Chief Operating Officer in charge of certain financial and administrative functions from February 1999 to February 2000. Prior to joining IndyMac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  S. Blair Abernathy is the Executive Vice President of IndyMac and the Executive Vice President, Capital Markets of IndyMac's Mortgage Banking Division. Mr. Abernathy is responsible for the hedging, trading, asset/liability management and secondary market functions of IndyMac. Prior to joining IndyMac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as the Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries.

  Carmella L. Grahn is the Executive Vice President and Chief Financial Officer of IndyMac. Ms. Grahn is responsible for accounting, tax, financial planning, and analysis and reporting. Prior to joining IndyMac in October 1993, Ms. Grahn was an audit manager in the Financial Services Special Practice Group at Price Waterhouse. At Price Waterhouse, her clients included commercial banks, savings and loans, mortgage banks, mutual funds and real estate developers. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly traded bank. Ms. Grahn is a Certified Public Accountant and received a B.A. in accounting from Ohio University and the Elijah Watt Sells award for ranking in the top 1% of candidates sitting for the CPA examination nationwide.

                            EXECUTIVE COMPENSATION

  The following table sets forth the cash and other compensation paid by IndyMac and its affiliates to the named executive officers of IndyMac for all services in all capacities during the years indicated.

                          Summary Compensation Table

                                                                          Long-Term
                                       Annual Compensation           Compensation Awards
                               ------------------------------------ -------------------------
                                                                                   Securities
                                                         Other      Restricted     Underlying
Name and Principal                                      Annual        Stock         Options      All Other
Position(s) During 1999   Year Salary(1)  Bonus(1)  Compensation(2) Awards ($)        (#)     Compensation(3)
-----------------------   ---- --------- ---------- --------------- ----------     ---------- ---------------
David S. Loeb(4)........  1999 $550,000  $      --       $ --       $      --       250,000       $   --
 Chairman of the Board    1998   35,917   1,100,000        --        1,622,185      303,398
                          1997   35,000         --         --              --       285,660           --

Angelo R. Mozilo(5).....  1999  550,000         --         --              --       250,000           --
 Vice Chairman of         1998   35,917   1,100,000        --        1,629,685      438,604         2,155
 the Board and President  1997   35,000         --         --              --       285,660           --

Michael W. Perry(6).....  1999  695,750     945,000        --          249,999(7)   250,000        21,502
 Chief Executive Officer  1998  695,750     562,500        --          622,341      959,000        22,746
                          1997  605,000     850,000      2,083             --       125,000        39,673

Richard H. Wohl(8)......  1999  350,000     450,000        --          100,002(9)   100,000        28,639
 Senior Executive Vice    1998  265,000     210,000        --          169,387      185,000        22,248
 President, Chief
  Operating               1997  225,000     325,000        --              --        40,000         4,750
 Officer

S. Blair Abernathy(10)..  1999  225,000     250,000        --           49,996(11)   50,000         4,800
 Executive Vice           1998  225,400     150,000        --          106,241      105,508         5,515
 President, Capital
  Markets                 1997  195,000     213,000      1,032             --        17,500         8,415

--------
 (1) Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

 (2) The amount of other annual compensation consists of interest accrued on deferred compensation in excess of the applicable federal rate.

 (3) Amounts shown for 1999 consist of the following: (i) Mr. Perry: split-dollar life insurance premiums paid by IndyMac--$16,702; IndyMac contribution to 401(k) Plan--$4,800; (ii) Mr. Wohl: split-dollar life insurance premiums paid by IndyMac--$23,839; IndyMac contribution to 401(k) Plan--$4,800; and (iii) Mr. Abernathy: IndyMac contribution to 401(k) Plan--$4,800.

 (4) Mr. Loeb is a director and executive officer of IndyMac. The amount of salary for 1999 represents compensation for Mr. Loeb's service as an executive officer pursuant to an employment agreement entered into with IndyMac on December 30, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation." The amount of salary for 1998 and 1997 represents fees paid for Mr. Loeb's service as a director of IndyMac. The amount of bonus for 1998 represents a bonus paid in connection with the signing of the employment agreement. In 1999 and 1997, Mr. Loeb received no bonus for his service as an officer of IndyMac.

 (5) Mr. Mozilo has resigned from his positions as Vice Chairman and President of IndyMac. See "Employment Agreements." The amount of salary for 1999 represents compensation for Mr. Mozilo's service as an executive officer pursuant to an employment agreement entered into with IndyMac on December 23, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation." The amount of salary for 1998 and 1997 represents fees paid for Mr. Mozilo's service as a director of IndyMac. The amount of bonus for 1998 represents a bonus paid in connection with the signing of the employment agreement. In 1999 and 1997, Mr. Mozilo received no bonus for his service as an officer of IndyMac.

 (6) Mr. Perry is currently Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac. Mr. Perry is compensated as an executive officer of IndyMac. See "Compensation Committee Report on Executive Compensation."

 (7) Restricted stock awards include 23,952 shares of restricted Common Stock granted on March 5, 1999 as a part of IndyMac's annual stock award grants, valued at $10.4375 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1999, Mr. Perry held 80,326 shares of restricted Common Stock, with an aggregate value of $1,051,773. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest.

 (8) Mr. Wohl is currently Senior Executive Vice President of IndyMac, and President and Chief Operating Officer of IndyMac's Mortgage Banking Division.

 (9) Restricted stock awards include 9,581 shares of restricted Common Stock granted on March 5, 1999 as a part of IndyMac's annual stock award grants, valued at $10.4375 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1999, Mr. Wohl held 22,136 shares of restricted Common Stock, with an aggregate value of $308,532. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest.

(10) Mr. Abernathy is currently Executive Vice President of IndyMac and Executive Vice President, Capital Markets of IndyMac's Mortgage Banking Division.

(11) Restricted stock awards include 4,790 shares of restricted Common Stock granted on March 5, 1999 as a part of IndyMac's annual stock award grants, valued at $10.4375 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1999, Mr. Abernathy held 16,540 shares of restricted Common Stock, with an aggregate value of $216,571. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest.

Stock Option Plans

  General. Stock options have been granted to directors and officers of IndyMac and its subsidiary, IndyMac, Inc. ("IndyMac Operating"), pursuant to IndyMac's 1998 Stock Incentive Plan (the "1998 Plan"). Additional stock options were also granted to certain directors and executive officers of IndyMac under the 1996 Stock Incentive Plan (the "1996 Plan"), which was terminated in connection with IndyMac's adoption of the 1998 Plan, and under the 1994 Stock Incentive Plan (the "1994 Plan"), which was terminated in connection with IndyMac's adoption of the 1996 Plan (the 1994 Plan, the 1996 Plan and the 1998 Plan are collectively referred to herein as the "Stock Option Plans"). The termination of the 1996 Plan and the 1994 Plan did not affect the validity of stock options granted thereunder, some of which are currently outstanding.

                      Stock Option Grants in Fiscal 1999

                                                 Individual Grants
                         ------------------------------------------------------------------
                         Number of
                         Securities   % of Total
                         Underlying    Options
                          Options      Granted       Exercise
                          Granted    to Employees     Price     Expiration    Grant Date
          Name             (#)(1)   in Fiscal Year ($/Share)(2)    Date    Present Value(3)
          ----           ---------- -------------- ------------ ---------- ----------------
David S. Loeb...........  250,000       12.21%       $10.4375     3/5/09       $568,650
Angelo R. Mozilo........  250,000       12.21         10.4375     3/5/09        568,650
Michael W. Perry........  250,000       12.21         10.4375     3/5/09        568,650
Richard H. Wohl.........  100,000        4.89         10.4375     3/5/09        227,460
S. Blair Abernathy......   50,000        2.44         10.4375     3/5/09        113,730

--------
(1) All stock options granted become immediately exercisable in the event of a "Change in Control" as defined in the Stock Option Plans.

(2) The exercise price of $10.4375 is the average of the high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the date of grant.

(3) The present value of the options as of the grant date was calculated using a Black-Scholes single option-pricing model. The assumptions used for the model were: expected volatility of 59%, risk-free interest rate of return (approximately equal to the weighted average of the two-year Treasury rate on the grant date) of 4.69%, expected dividend yield of 0% and time to exercise of 3 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                Aggregated Option Exercises in Fiscal Year 1999
                       and Fiscal Year End Option Values

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                           Shares               Options at FY-End (#)         at FY-End ($)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
David S. Loeb...........     --        --       151,699      250,000    $1,986,316   $3,273,450
Angelo R. Mozilo........     --        --       286,905      250,000     3,756,677    3,273,450
Michael W. Perry........     --        --       389,000      503,000     5,093,488    6,586,181
Richard H. Wohl.........     --        --        50,834      161,666       665,610    2,116,822
S. Blair Abernathy......     --        --        31,341       83,167       410,372    1,088,972

  Loan Plans. The Board of Directors previously adopted two loan plans (the "Loan Plans") under which loans may be made to officers, directors and employees of IndyMac in connection with the exercise of stock options granted under the 1994 Plan and the 1996 Plan. In 1997, the Board of Directors amended and restated the Loan Plans in an Amended and Restated Loan Plan that pertained to the 1994 Plan and the 1996 Plan (the "Amended and Restated Loan Plan"), and in 1998, the Board of Directors amended the Amended and Restated Loan Plan to provide financing for the exercise of stock options granted under the 1998 Plan, among other things. The Board of Directors further amended the Amended and Restated Loan Plan in October 1999.

  Under the Amended and Restated Loan Plan, officers, directors and employees are permitted to obtain loans with principal amounts of up to (x) the purchase price required to be paid to IndyMac upon the exercise of one or more stock options, plus (y) any applicable withholding taxes (so long as the sum of the amounts specified in (x) and (y) do not exceed the fair market value of the stock on the date of the loan), less (z) any legally required margin amount, subject to certain additional restrictions that apply to loans made after October 19, 1999. Loans may be for a period of five years, which term may be renewed at the Committee's discretion, at interest rates that are determined by the Compensation Committee and that, at the option of the borrower, are either fixed for the term of the loan or adjustable annually by IndyMac, with such interest rates being required to be at all times at least sufficient to avoid imputed interest required under the Internal Revenue Code of 1986, as amended (the "Code").

  Loans made under the Amended and Restated Loan Plan are recourse loans (meaning that they are direct, personal obligations of the borrower) and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as a security, except under certain limited conditions, the unpaid principal balance and accrued interest become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. Installments of principal and interest on loans made under the Amended and Restated Loan Plan are due quarterly, and any dividends paid on the pledged stock are required to be applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the loan term.

  Under the Amended and Restated Loan Plan, all loans made on or after October 19, 1999 must comply with the following additional terms: (1) accrued interest must be paid annually, (2) loans to officers and employees cannot exceed 75% of the fair market value (as of the exercise date) of the stock pledged to secure the loan, (3) quarterly mark-to-market margin calls are required on loans with outstanding principal balances exceeding 90% of the fair market value of the stock pledged to secure the loan (as of the last business day of each quarter), and (4) penalties, including termination of the borrower's employment or directorship, may be imposed for failure to meet margin calls. In addition, the aggregate amount of loans that may be outstanding to any borrower is limited to $1 million for directors and officers with the title of Senior Executive Vice President or above, $500,000 for officers with the title of Senior Vice President or above and $100,000 for all other borrowers.

  In October 1998, the Compensation Committee authorized those officers and employees, but not non-employee directors, of IndyMac and its affiliates who had outstanding loans under the Amended and Restated Loan Plan an opportunity to make a one-time election to, among other alternatives, sell back to IndyMac at the then fair market value the pledged shares of Common Stock securing their notes (as well as other IndyMac Common Stock owned by the officer or employee) and to finance any remaining balance of the original loan with a new unsecured loan or to make various modifications to the interest rate provisions or maturities of their loans, including one alternative under which the loan maturity could be extended to 20 years.

  The Board of Directors has imposed a limit, that is to be met by December 31, 2002, on the aggregate amount of loans that may be outstanding at any time under the Amended and Restated Loan Plan and any other loan plan adopted by the Board of Directors equal to 1% of IndyMac's consolidated net worth. In October 1999, the Board of Directors authorized loan modification programs for secured and unsecured loans to enable IndyMac to meet the 1% limitation maintained under the Amended and Restated Loan Plan ("Loan Modification Programs"). Under the Loan Modification Programs, each borrower was given a one-time opportunity to convert the borrower's outstanding loan to a non-interest bearing loan that requires the borrower to pay down the borrower's outstanding loan balance by 20% on the third business day following the release of IndyMac's earnings for the quarters ended December 31, 2000, 2001, 2002, 2003 and 2004 (each, a "Balloon Payment"). Pursuant to the Loan Modification Programs, if a borrower fails to make a Balloon Payment on the applicable due date, the loan will revert to an interest bearing loan at the fixed short or mid-term applicable federal rate, plus 5%. With respect to secured loans, pledged IndyMac Common Stock will be released following a Balloon Payment to the extent that the remaining outstanding principal balance of the loan is no greater than the loan-to-value ratio of the loan on the date the loan was modified, except that no pledged shares will be released with respect to a loan if the borrower has any outstanding loans which are undersecured. To satisfy a Balloon Payment with respect to a secured loan, the borrower may elect to sell the shares of IndyMac Common Stock pledged in connection with the applicable loan at a price equal to their fair market value on the Balloon Payment date.

  Tax Buy-Back Program. In October 1999, the Board of Directors expanded IndyMac's Withholding Tax Buy-Back Program, originally adopted with respect to certain restricted stock awards vesting in June 1999 ("Tax Buy-Back Program") to apply to certain restricted stock awards that vest after that date. Recipients of restricted stock awards recognize ordinary income based on the fair market value of the awards on the vesting date and are required to pay taxes on such income within two weeks of the vesting date. The Tax Buy-Back Program is intended to assist certain recipients of restricted stock awards with the payment of payroll tax obligations. Under the Tax Buy-Back Program, a recipient may elect to resell to IndyMac, (subject to otherwise applicable IndyMac Board policies and legal restrictions) shares of Common Stock underlying the vested portion of each award at a price equal to the fair market value of such stock on the vesting date, not to exceed the number of shares equal to the recipient's statutory tax withholding obligation. The Board also approved an alternative loan program for officers of IndyMac and IndyMac Operating whereby recipients may elect to finance the payment of taxes arising from the vesting of awards with a loan from IndyMac. Loans granted under this loan program may not exceed the recipient's statutory tax withholding obligation, are made with full recourse to the borrower and may not exceed a term of one year. The loans must be secured by IndyMac Common Stock and the plan limits the principal balance of each loan to 75% of the fair market value of the pledged stock. Loans bear a fixed rate of interest, are marked to market on a quarterly basis and are subject to a margin call if the outstanding principal balance exceeds 90% of the fair market value of the pledged stock. At the Board's discretion, an officer failing to satisfy a margin call within ten business days of written notification may be terminated.

  Loan Forgiveness. To provide additional incentive and increase morale among the affected officers and employees, the Board adopted a program in October 1999 whereby one-half of the outstanding principal balance plus accrued interest of the unsecured loans to participants with titles of Executive Vice President and below will be forgiven on December 31, 2000 and the remaining outstanding balance plus accrued interest will be forgiven on December 31, 2001, provided the participants are employed with IndyMac or IndyMac Operating and in good standing on the foregoing dates, to be determined in the sole and absolute discretion of IndyMac's Chief Executive Officer.

  The following tables sets forth information as of December 31, 1999 relating to loans made by IndyMac to certain executive officers and directors of IndyMac under the Amended and Restated Loan Plan.

                                             Balance at      Highest
                                            December 31,     Balance    Interest
Name                  Notes Outstanding(1)      1999       During 1999  Rate(2)
----                  --------------------- ------------- ------------- --------
S. Blair Abernathy..  Note 1 (unsecured)    $   14,467.52 $   33,660.89   5.46%

Lyle E. Gramley.....  Note 1(3)                      0.00     66,665.88   5.56%
                      Note 2(3)                 28,996.94     31,378.07      0%
                      Note 3                   334,295.60    337,797.12      0%
                      Note 4                   468,289.83    531,033.52      0%
Thomas J. Kearns....  Note 1                         0.00    240,000.00   5.56%

David S. Loeb.......  Note 1 (unsecured)     4,248,302.07  4,248,302.07   5.46%

Angelo R. Mozilo....  Note 1 (unsecured)(4)  3,322,705.00  3,322,705.00   5.46%
                      Note 2 (unsecured)(4)     23,511.16     23,511.16   5.67%

--------
(1) Unless otherwise indicated, loans are secured by the pledge of IndyMac Common Stock.

(2) All interest bearing loans are fixed rate loans. Non-interest bearing loans were previously interest bearing loans that were converted to non-interest bearing loans pursuant to the Loan Modification Programs.

(3) On September 28, 1999, IndyMac purchased 2,100 shares of IndyMac Common Stock from Mr. Gramley to reduce the outstanding principal balance of Note 1, which matured on September 28, 1999. The per share purchase price for the shares was equal to the average of the high and low reported sales prices of IndyMac Common Stock, as published in the Western Edition of The Wall Street Journal, on the purchase date. In conjunction with the maturity of this loan, the non-interested members of the Board of Directors approved Note 2 to Mr. Gramley.

(4) These loans were forgiven on February 29, 2000 in connection with Mr. Mozilo's resignation from his positions as Vice Chairman and President of IndyMac. See "Employment Agreements" herein.

Defined Benefit Pension Plan

  The following table illustrates annual pension benefits under IndyMac Operating's Defined Benefit Pension Plan (the "Pension Plan"), under which officers of IndyMac participate, for participants retiring in 2000 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              Pension Plan Table

                                           Years of Service
                        -------------------------------------------------------
     Final Average
    Compensation(1)        5      10      15      20      25      30      35
    ---------------     ------- ------- ------- ------- ------- ------- -------
$  125,000............. $ 8,380 $17,860 $28,990 $38,870 $46,870 $54,870 $62,870
   150,000.............  10,260  21,860  35,490  47,620  57,490  67,370  77,250
   175,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   200,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   225,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   250,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   300,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   400,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
   500,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700
 1,000,000.............  10,710  22,820  37,050  49,720  60,040  70,370  80,700

--------
(1) As a result of a limitation, effective January 1, 1997, under the Code, annual compensation in excess of $160,000 is not taken into account in calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $160,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

                                                                        Credited
                                                                        Years of
     Name                                                               Service
     ----                                                               --------
     David S. Loeb.....................................................     1
     Angelo R. Mozilo..................................................     1
     Michael W. Perry..................................................     7
     Richard H. Wohl...................................................     6
     S. Blair Abernathy................................................     6

  Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant's length of service if participant's employment is terminated by IndyMac other than for "Cause" within a two-year period following a "Change in Control" (as both terms are defined in the Pension
Plan).

Employment Agreements

  In December 1998, David S. Loeb, Chairman of IndyMac, and Angelo R. Mozilo, then Vice Chairman and Chief Executive Officer of IndyMac, entered into employment agreements with IndyMac.

  Mr. Loeb's employment agreement provides for the following: (i) an annual base salary of $550,000, subject to annual review by the Board of Directors for possible increase (ii) an annual grant of stock options and restricted Common Stock as determined by the Compensation Committee of the Board of Directors (iii) all other rights and benefits provided to executive officers of IndyMac generally. The employment agreement also provides that if Mr. Loeb's employment is terminated by IndyMac other than for "Cause" (as defined in the agreements), or by either of them for "Good Reason" (as defined in the agreements), including voluntary termination within one year of a "Change in Control" (as defined in the agreements), IndyMac is required to pay the following: (i) a $1,000,000 termination bonus, plus (ii) an amount equal to (a) if such termination occurs in 2000, 2.5 times the Base Amount, (b) if such termination occurs in 2001, 2 times the Base Amount, (c) if such termination occurs in 2002, 1.5 times the Base Amount, and (d) if such termination occurs in 2003, an amount equal to the Base Amount. In February 2000, Mr. Loeb's employment agreement was amended (the "Amendment") to prohibit him from accepting any position, with the exception of part-time employment, with CCI, its subsidiaries or affiliates. Beginning with fiscal year 2000, the Amendment also provides that Mr. Loeb will receive an annual grant of stock options to purchase 125,000 shares of Common Stock. Mr. Loeb's employment agreement will expire on December 31, 2003, unless earlier terminated in accordance with the provisions thereof.

  Mr. Mozilo, who co-founded IndyMac with Mr. Loeb and who has served as an officer and director of IndyMac since its formation in 1985, resigned as President and Vice Chairman of the Board of Directors of IndyMac effective February 29, 2000 to devote his full attention to CCI, for which he serves as Chairman and Chief Executive Officer. He also resigned from the Board of Directors of IndyMac on March 31, 2000. The terms of Mr. Mozilo's resignation are set forth in a Resignation Agreement (the "Resignation Agreement"), pursuant to which Mr. Mozilo waived his right to receive any further compensation, including the termination bonus and stock options for the year 2000, as described in his employment agreement, the terms of which were identical to those described above relating to Mr. Loeb's employment agreement as in effect prior to the Amendment. In consideration for Mr. Mozilo's waiver of his rights under the employment agreement, he was granted 25,000 shares of unrestricted common stock and options to acquire 67,115 shares of common stock. The stock options will vest as to one-third of the shares on each of the first, second and third anniversaries of the date of the grant. All shares of restricted common stock held by Mr. Mozilo on the resignation date, the 67,115 stock options referenced above and all other stock options held by Mr. Mozilo as of December 31, 1999, will vest in accordance with their original vesting schedules as if Mr. Mozilo had remained an employee of IndyMac throughout the term of the awards. However, all of Mr. Mozilo's outstanding stock options will expire no later than March 30, 2004. Under the Resignation Agreement, IndyMac forgave the aggregate principal amount and accrued interest of Mr. Mozilo's outstanding unsecured loans from IndyMac totaling $3,346,216. In addition, Mr. Mozilo received a credit of $3,421,188, which is intended to cover the income tax liability he will incur in connection with the grant of the 25,000 shares of unrestricted common stock, the loan forgiveness and the credit.

  Messrs. Perry and Wohl executed new employment agreements effective February 4, 2000 (each, a "2000 Employment Agreement"). Mr. Perry's 2000 Employment Agreement provides for the following: (i) an annual base salary of $760,000, subject to annual review by the Compensation Committee for possible future increase, and (ii) a stock option grant of 1,000,000 shares of Common Stock on each of February 4, 2000 and February 5, 2001. Mr. Perry's 2000 Employment Agreement does not provide for any additional compensation. However, the Compensation Committee, in its discretion, may determine whether or not to award Mr. Perry any additional incentive compensation. Mr. Wohl's 2000 Employment Agreement provides for the following: (i) an annual base salary of $450,000 subject to annual review by the Compensation Committee for possible future increase; (ii) annual incentive compensation in an amount determined pursuant to an annual incentive plan; for fiscal year 2000, the maximum amount of any incentive compensation award shall be $200,000; (iii) guaranteed minimum annual cash compensation in the amount of $500,000, including Mr. Wohl's base salary and any incentive compensation; and (iv) a stock option grant of 500,000 shares of Common Stock on each of February 4, 2000 and February 5, 2001. Stock options granted under the 2000 Employment Agreements will vest equally over five years from their respective dates of grant. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the 2000 Employment Agreements, with the exception of the vesting schedules, which will not change. The 2000 Employment Agreements expire February 5, 2003 unless earlier terminated in accordance with the provisions thereof.

  During 1997, IndyMac Operating entered into an employment agreement with S. Blair Abernathy, IndyMac's Executive Vice President, Capital Markets Secondary Marketing. The employment agreement provides for base compensation, incentive compensation and stock options, as well as other specified benefits. Subject to certain limitations, Mr. Abernathy's employment agreement will expire on December 31, 2000.

  Pursuant to the terms of their individual employment agreements then in effect, Messrs. Loeb and Mozilo, Perry, Wohl and Abernathy were paid base salaries of $550,000, $550,000, $695,750, $350,000 and $225,000, respectively, for fiscal year 1999. The employment agreements as in effect in 1999 provided for incentive compensation each year ending during the term thereof in the form of an annual cash bonus calculated as follows: Mr. Perry, based on an incentive matrix relating to earnings per share for fiscal year 1999 and the percentage change in earnings per share from fiscal year 1998; Mr. Wohl, one-half based on an incentive matrix relating to earnings per share for fiscal year 1999 and the percentage change in earnings per share from 1998 and one-half based on the achievement of administrative and operational objectives by Mr. Wohl; and Mr. Abernathy, one-half based on an incentive matrix relating to earnings per share growth and one-half based on the achievement of specific goals and objectives by Mr. Abernathy.

  In 1997, IndyMac's stockholders approved the annual cash incentive compensation provisions of Mr. Perry's employment agreement then in effect so that such compensation would qualify for a tax deduction for IndyMac pursuant to Section 162(m) of the Code. Section 162(m) limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval. The exemption from the limitation on deductibility provided by the 1998 stockholder approved does not apply to Mr. Perry's 2000 Employment Agreement, which, as further described below, does not include specific performance goals.

  The employment agreements in effect for 1999 for Messrs. Perry, Wohl and Abernathy provided for additional incentive compensation in the form of grants of stock options and restricted Common Stock for such number of shares of IndyMac Common Stock as the Compensation Committee determines, taking into account each officer's and IndyMac's performance and competitive practices then prevailing regarding the granting of stock options. All stock options granted to Messrs. Perry, Wohl and Abernathy (i) will be awarded pursuant to IndyMac's then current stock option plan, (ii) will have an exercise price equal to the fair market value of the IndyMac Common Stock at the time of the grant and will become exercisable in three equal annual installments and (iii) will become immediately and fully exercisable in the event of a Change of Control (as defined in the agreements) or in the event that Messrs. Perry's, Wohl's or Abernathy's employment, as the case may be, is terminated due to death or disability or by IndyMac (or any successor thereto) other than for Cause (as defined in the agreements).

  In consideration of an agreement not to compete with IndyMac within North America for a period of one year after termination of employment, IndyMac has agreed to continue to employ Messrs. Perry, Wohl and Abernathy and provide the compensation and benefits described in their respective employment agreements. Messrs. Perry, Wohl and Abernathy will receive certain severance payments upon termination of employment for reasons other than for Cause. Mr. Perry's severance payment will be a single payment equal to $5,000,000, plus the additional benefits described in his employment agreement. The amount of Mr. Wohl's severance payment will equal the sum of his annual base salary through his last day of employment, a single payment in an amount of cash equal to three times his guaranteed minimum annual compensation, and the additional benefits described in his employment agreement. Mr. Abernathy's severance will equal the sum of his annual base salary through his last day of employment, the incentive compensation relating to the immediately preceding fiscal year, any unpaid incentive compensation that relates to the prior fiscal year, and any proportional payment of incentive compensation due for the current year, based on aggregate incentive compensation for the immediately preceding fiscal year (if such termination occurs on a date prior to the end of a fiscal year), plus the additional benefits described in his employment agreement.

Compensation Committee Report on Executive Compensation

 General

  Compensation for the executive officers of IndyMac is administered under the direction of the Compensation Committee. The Compensation Committee is composed of Messrs. Gramley, Kearns and

Napolitano, who are non-employee directors of IndyMac (the "Non-Employee Directors"). IndyMac's executive compensation program generally consists of three main components: (1) base compensation, (2) annual cash incentive compensation, and (3) stock options and restricted Common Stock to provide long-term incentives for performance and to align executive officer and stockholder interests.

  The philosophy behind IndyMac's executive compensation programs is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to calculate compensation of executive officers include: (1) the responsibilities of the executive officers with IndyMac, (2) achievement of individual business objectives established prior to the beginning of each fiscal year, (3) business unit and overall performance of IndyMac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year,
(4) amount, form and timing of prior compensation amounts, and (5) compensation levels of executives with comparable rank in a peer group of mortgage banking companies.

 Compensation of Messrs. Loeb, Mozilo and Perry

  During 1999, compensation for Messrs. Loeb, Mozilo and Perry was determined pursuant to the terms of their respective employment agreements. Pursuant to their employment agreements, Messrs. Loeb and Mozilo received their annual base compensation of $550,000 each. Neither officer received a bonus. Mr. Perry's former employment agreement contemplated that a 15% increase in IndyMac's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation, although the exact amount of increase, if any, was determined by the Compensation Committee. Mr. Perry's 2000 Employment Agreement also contemplates that his base salary will normally increase by at least 10%, with the exact amount, if any, to be determined by the Compensation Committee. The percentage change in earnings per share between fiscal years 1997 and 1998 was 11.6%; accordingly, Mr. Perry's base compensation rate remained $695,750 for fiscal year 1999. Mr. Perry's former employment agreement also contemplated that he would be paid a non-discretionary incentive bonus determined by reference to an incentive matrix contained in the employment agreement. The two variables in the incentive matrix were the earnings per share of IndyMac for the applicable fiscal year and the percentage change in earnings per share from the prior year. Based on this incentive matrix, in fiscal year 1999, Mr. Perry received a cash incentive bonus of $945,000.

 Compensation of Other Named Executive Officers

  Compensation for 1999 for Messrs. Wohl and Abernathy was determined pursuant to the terms of their respective employment agreements. Pursuant to their employment agreements, for fiscal year 1999, Messrs. Wohl's and Abernathy's annual base compensation was $350,000 and $225,000, respectively. In setting the 1999 annual base compensation rate for Messrs. Wohl and Abernathy, the Compensation Committee considered their responsibilities and achievement of previously established business objectives, individual business unit and overall performances of IndyMac, the amount, form and timing of his prior compensation amounts, and the compensation levels of executives with comparable rank in a peer group of mortgage banking companies. Each of Messrs. Wohl and Abernathy was also awarded a bonus for 1999 in the amount of $450,000 and $250,000, respectively.

 Stock Options and Restricted Stock Awards

  In addition to reviewing the compensation arrangements of executive officers, for 1999 the Compensation Committee awarded stock options and shares of restricted Common Stock pursuant to the 1998 Plan, as amended. Under the 1998 Plan, executive officers are eligible to receive stock options, shares of restricted Common Stock, stock appreciation rights and certain other share related awards. The Compensation Committee determined such awards by using criteria set forth in the 1998 Plan, which includes the responsibilities and contributions of the individual and the other compensation payable to such person.

  In determining the stock option and restricted stock awards for Messrs. Loeb and Mozilo, the Compensation Committee considered their performance and that of IndyMac, and the competitive practices then prevailing regarding the granting of stock options and restricted shares. Pursuant to the terms of their respective employment agreements, for fiscal year 1999, Messrs. Loeb and Mozilo were each entitled to be granted stock options for at least 100,000 shares of Common Stock. Each of Messrs. Loeb and Mozilo was awarded
250,000 stock options based on the Compensation Committee's assessment of their performance in 1999 and desire to provide incentive for future performance. The stock options will vest one year from the date of the original grant, and upon certain other events.

  Pursuant to the terms of their employment agreements, in considering the stock option and restricted stock awards for Messrs. Perry, Wohl and Abernathy during 1999, the Compensation Committee took into account their performance and the performance of IndyMac in meeting earnings per share goals. The Compensation Committee also established guidelines for the granting of stock options and restricted Common Stock at various officer levels. Pursuant to these guidelines, (i) Mr. Perry was eligible for a grant of stock options and restricted Common Stock of up to 2.5 times his annual base salary, to be allocated 75% to stock options and 25% to restricted Common Stock, (ii) officers at the Senior Executive Vice President level (Mr. Wohl) were eligible for a grant of stock options and restricted Common Stock of up to 1.5 times each such officer's annual base salary, to be allocated 75% to stock options and 25% to restricted Common Stock, and (iii) officers at the Executive Vice President level (Mr. Abernathy) were eligible for a grant of stock options and restricted Common Stock of up to the amount of each such officer's annual base salary, to be allocated 75% to stock options and 25% to restricted Common Stock. Based on the foregoing, the Compensation Committee awarded Messrs. Perry, Wohl and Abernathy 250,000, 100,000 and 50,000 stock options, respectively, and 23,952, 9,581 and 4,790 shares of restricted Common Stock, respectively, during 1999. The stock options will vest in increments of one-third on each of the first three anniversaries of the date of grant, and upon certain other events, and the restricted stock will vest in increments of one-fifth on each of the first five anniversaries of the date of grant, and upon certain other events, provided that each officer remains in the service of IndyMac until each such anniversary or the occurrence of such other events.

 Deductibility of Compensation

  Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval ("performance-based compensation"). IndyMac's stockholders approved the non-discretionary cash incentive compensation provisions of Mr. Perry's former employment agreement in 1998, and such compensation is therefore expected to qualify for deduction by IndyMac pursuant to Section 162(m). The exemption from the limitation on deductibility provided by the 1998 stockholder approval does not apply to Mr. Perry's 2000 Employment Agreement, which does not include performance-based compensation provisions.

  The Compensation Committee's policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac, while recognizing that the legitimate interests of IndyMac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.

                                          The Compensation Committee

                                          Lyle E. Gramley
                                          Thomas J. Kearns
                                          Frederick J. Napolitano

Compensation Committee Interlocks and Insider Participation

  During fiscal year 1999, Messrs. Gramley, Kearns and Napolitano served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IndyMac, nor was any member of the Compensation Committee formerly an officer of IndyMac. No executive officer of IndyMac served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

Certain Transactions with Management and Business Relationships

  IndyMac, through Construction Lending Corporation of America, a division of IndyMac ("CLCA"), has from time to time made loans to builders of residential construction projects, secured by real property, purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac's chairman and former chief executive officer, is a major investor together with his family. The non-family executive managers of Loeb Enterprises, LLC, who run the day-to-day operations of Loeb Enterprises, LLC, own approximately 26.6% of the equity and profits of that company. Each project is part of a master planned community that includes various amenities, being developed by Loeb Enterprises, LLC. In connection with two of the real property sales transactions between Loeb Enterprises, LLC and the builders to which CLCA has made construction loans, Loeb Enterprises, LLC has accepted a second mortgage from each builder to partially finance each builder's purchase of real property. As part of CLCA's credit review of each project with a second mortgage, the amount of the second mortgage was considered a part of the equity of the builder in the project. In each case, the second mortgage is subordinate to CLCA's financing facility, although both the CLCA financing facility and the second mortgage are paid down on a unit-by-unit basis.

  In the case of each project financed by CLCA, the builder is not affiliated with either IndyMac or Loeb Enterprises, LLC, the general risk characteristics of the construction loan are comparable to those for similar projects funded by CLCA, and the construction loan facility between CLCA and the builder has been negotiated at arms length on terms consistent with those of similar loans made by CLCA to other unaffiliated builders. Moreover, each credit facility has been approved by the disinterested members of the Board of Directors of IndyMac.

  As of December 31, 1999, CLCA had extended eight construction loan facilities to builders secured by property originally purchased from Loeb Enterprises, LLC, with total dollar commitments of $24.1 million, and total loans outstanding of $15.4 million. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements, such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased.

  In addition to the foregoing loans, in May of 1998, CLCA made a land and water rights acquisition loan, secured by among other things approximately 42,000 acres of real property, to Coyote Springs Investment LLC, a Nevada limited liability company, in which Mr. Loeb and his wife hold a 45% interest and for which Mr. Loeb acts as a managing member. The remaining 55% interest in the limited liability company is held by members who are not affiliated with Mr. Loeb or IndyMac. The loan is personally guaranteed by Mr. Loeb and his wife. The property is intended to be used by the limited liability company to develop a master planned community. The loan was negotiated at arms length, and the general risk characteristics of the loan are comparable to other loans funded by CLCA. Under the terms of the loan, interest is paid monthly, with annual scheduled principal reductions. The original principal loan amount was $11.2 million of which $10.3 million remained outstanding at December 31, 1999. The primary source of repayment of the loan is derived from the income generated from the sale of water rights to a local municipality. The terms of the loan have been disclosed to and approved by the disinterested members of the Board of Directors of IndyMac.

  From time to time, certain directors and executive officers of IndyMac and IndyMac Operating and associates of such persons were indebted to IndyMac and IndyMac Operating as customers in connection with mortgage loans and other extensions of credit by IndyMac and IndyMac Operating. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for IndyMac and IndyMac Operating employees and directors than for other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of IndyMac and IndyMac Operating are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac and IndyMac Operating.

  In October 1998, IndyMac extended a $100,000 second mortgage loan to Carmella Grahn, IndyMac's Executive Vice President and Chief Financial Officer, and Ms. Grahn's spouse, in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Ms. Grahn's employment terminates, at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date, unless her employment by IndyMac terminates prior to that time. The loan will be forgiven in its entirety if Ms. Grahn's employment terminates and she is entitled to severance payments pursuant to her employment agreement with IndyMac.

  In November 1998, IndyMac extended a $100,000 second mortgage loan to the spouse of Mr. Wohl in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Mr. Wohl's employment is terminated for "Cause" (as defined in Mr. Wohl's employment agreement), at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a four-year period, 25% on each of the first four anniversaries of the origination date, unless his employment by IndyMac terminates prior to that time. If Mr. Wohl is terminated other than for Cause, the loan will be forgiven in its entirety.

Stock Performance Graph

  Effective January 3, 2000, IndyMac converted its tax status from a real estate investment trust to a taxable corporation. In connection with this conversion, management of IndyMac believes that the more appropriate indices for stock performance comparison purposes are the Russell 2000 Index, as the broad market index, and the Russell 2000 Financial Services Index, as the peer group index, each of which focuses on small- to mid-cap companies and includes IndyMac, instead of the NYSE Market Index and the Media General Financial Services industry group of residential real estate investment trusts, which IndyMac has used in past years for stock performance comparison purposes. The following chart compares the total stockholder return (stock price increase plus dividends) on IndyMac Common Stock from January 1, 1995 through December 31, 1999 with the total stockholder returns for the NYSE Market Index and the Russell 2000 Index, as broad market indices, and the Media General Financial Services industry group of residential real estate investment trusts and an index comprised of companies included in the Russell 2000 Financial Services Index, as peer group indices. The graph assumes that the value of the investment in the IndyMac Common Stock and each index was $100 on January 1, 1995 and that all dividends were reinvested.

                Comparison Of 5-Year Cumulative Total Return(1)

                 AMONG INDYMAC MORTGAGE, REIT - RESIDENTIAL,
          RUSSELL 2000 FINANCIAL SERVICES INDEX, NYSE MARKET INDEX
                               RUSSELL 2000 INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                 REIT -       RUSSELL    NYSE     RUSSELL
(Fiscal Year Covered)    INDYMAC   RESIDENTIAL  2000 FIN.  MARKET   2000 IND.
---------------------    -------   -----------  ---------  ------   ---------
Measurement Pt-  1994    $100.00   $100.00      $100.00    $100.00  $100.00
FYE   1995               $217.70   $116.76      $130.36    $129.66  $128.44
FYE   1996               $299.32   $153.87      $161.66    $156.20  $149.77
FYE   1997               $352.27   $172.72      $219.73    $205.49  $183.23
FYE   1998               $174.29   $149.90      $206.97    $244.52  $178.09
FYE   1999               $237.84   $165.05      $185.49    $267.75  $212.98

                     Assumes $100 Invested On Jan. 1, 1995
                     Assumes Dividends Reinvested Through
                       Fiscal Year Ending Dec. 31, 1999

Section 16 Disclosure

  Under Section 16(a) of the Securities Exchange Act of 1934 IndyMac's directors and executive officers are required to report their ownership of and transactions in IndyMac's Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1999. Based solely on its review of the copies of the reports prepared or received by it, IndyMac believes that all such filing requirements were satisfied.

                                 PROPOSAL TWO

                   APPROVAL OF THE 2000 STOCK INCENTIVE PLAN

  At the Annual Meeting, stockholders will be asked to approve IndyMac's 2000 Stock Incentive Plan (the "Plan" or the "2000 Plan"), which authorizes 5,000,000 shares (subject to adjustments under the Plan) of IndyMac's Common Stock, $0.01 par value, for issuance under the Plan. The 2000 Plan was adopted by the Board of Directors, subject to stockholder approval, on March 1, 2000. The closing price of IndyMac's Common Stock on February 29, 2000 was $12.6875.

  This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of IndyMac and will be furnished to stockholders without charge upon written request directed to Investor Relations, IndyMac Mortgage Holdings, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, CA 91109-7137 (telephone: (800) 669-2300).

Description of Plan

  The purpose of the Plan is to enable IndyMac and its subsidiaries and affiliates to attract, retain and motivate their employees, consultants, agents, officers and directors by providing incentives related to equity interests in and the financial performance of IndyMac. The Plan consists of two separate components: the Employee Program and the Non-Employee Director Program.

  Under the Employee Program, awards may be granted to any person, including any director of IndyMac or any of its subsidiaries or affiliates, who is an officer or employee of IndyMac or any of its subsidiaries or affiliates, or who is an individual who performs services for IndyMac or any of its subsidiaries or affiliates of a nature similar to those performed by officers or employees, including consultants and agents. Each of the foregoing persons is referred to in the Plan as an "Employee".

  Under the Non-Employee Director Program, nonqualified options will be automatically granted to each director of IndyMac who is not an officer or employee of IndyMac or any of its subsidiaries or affiliates. Each of such directors is referred to in the Plan as a "Non-Employee Director". Non-Employee Directors are not eligible for awards under the Employee Program. Directors who are Employees (as previously defined) are eligible to receive awards only under the Employee Program. Messrs. Loeb and Perry, each of whom is both an Employee and a director of IndyMac, are currently eligible only for Employee awards under the Employee Program. IndyMac's four other current directors are eligible only for awards of Director Options.

  The Employee Program does not prescribe limitations on the price of awards (except that stock options may not be granted at less than fair market value on the date of grant) or require minimum holding periods or vesting periods. To the extent such restrictions are deemed appropriate by the Compensation Committee of the Board of Directors (the "Committee") for a particular type of award, to particular individuals, or in particular circumstances, such restrictions will be included in the individual award memorandum memorializing the grant of the award to the recipient and setting forth certain specifics with respect to the terms and conditions of the award (the "Award Memorandum").

  The Employee Program will be administered by the Committee, which is required under the terms of the Plan to consist of two or more IndyMac directors who are "Non-Employee Directors" as defined in Securities Exchange Commission Rule 16b-3 and "Outside Directors" as defined for purposes of
Section 162(m) of the Code. The Board of Directors has delegated complete administrative authority to the Committee with respect to the Employee Program, including the authority to grant, and amend, any type or combination of types of awards of stock-related compensation, whether payable in stock, cash or a combination of the two. The Committee does not have any such authority with respect to the Non-Employee Director Program, which is a formula plan that is intended, to the maximum extent feasible, to be self-effectuating.

  As of February 29, 2000 approximately 1,000 officers and employees of IndyMac and its subsidiaries were eligible to receive awards under the Employee Program, subject to the power of the Committee to determine all eligible employees and other persons (other than Non-Employee Directors) to whom awards will be granted.

  The maximum number of shares subject to stock options, stock appreciation rights (individually an "SAR," and collectively "SARs") and awards of restricted stock that may be granted to any eligible individual under the Employee Program in any year is 1,000,000 subject to adjustment. The total number of shares that may be granted under the Plan is 5,000,000 shares, plus the number of shares remaining for grant under the 1998 Plan on the date the 1998 Plan is canceled. (On February 29, 2000, 678,942 shares remained available for awards to be granted under the 1998 Plan.)

  The Committee may grant to a holder of an award under the Employee Program, if the holder is otherwise eligible and consents (if consent is required), a new or modified award in lieu of an award previously granted with respect to a number of shares, at an exercise price and for a length of time, which is greater or lesser than that under the earlier award, or may do so by cancellation and regrant, amendment, substitution or otherwise, subject only to the general limitations of the Plan and of applicable law.

  In determining the persons to whom awards will be granted under the Employee Program and the amounts of such awards, the Committee typically will consider the responsibilities and contributions of such persons, their other compensation, other factors deemed relevant in light of the type of award under consideration and the purposes of the Plan, as well as applicable legal requirements.

  Options and similar rights, as well as restricted shares or other awards will be non-transferrable, with limited exceptions. In general, stock options exercisable as of the date of a participant's termination of service will remain exercisable for a period of three months following termination of service, except that special provisions will apply in the event of death, permanent disability or termination for cause.

 Employee Program

  Awards under the Employee Program are not limited to any particular form or structure and the Committee may grant any combination of stock options (both incentive and non-qualified), restricted or performance stock, cash and stock bonuses, SARs, dividend equivalents, performance awards and other stock-related benefits. Awards may also provide for payment in IndyMac Common Stock, cash or any combination of the two.

  The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of IndyMac. The Committee may also delegate to officers of IndyMac the authority to grant awards under the Employee Program, provided that such delegation is set forth in writing and includes all limitations and parameters applicable to such awards, and provided further that such awards are subsequently ratified by the Committee.

  Stock options provide for the right to purchase Common Stock at a price not less than the fair market value of the Common Stock on the effective date of the grant. Options may be granted, typically without any specific consideration but subject to vesting limitations, for terms of up to ten years. Incentive stock options, if used, will be designed to comply with the provisions of the Code required for special tax treatment and will be subject to the restrictions for such options contained in the Code, but may subsequently be modified to disqualify them from such treatment. A maximum number of 5,000,000 shares of IndyMac Common Stock may be granted as incentive stock options under the Plan.

  SARs may be granted in connection with stock options and other awards, or separately. SARs granted by the Committee in connection with stock options or other awards will typically provide for payments to the holder based upon the increase in the price of IndyMac's Common Stock over the exercise price of the related option or other award, but may also or alternatively be based upon criteria such as book value or earnings. SARs may provide that the holder of the SARs may exercise the SARs and/or the option or other awards in whole or in part and may further provide that exercise of an SAR or an option granted in tandem will terminate the related option or SAR. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of cash and Common Stock. The Committee is also authorized to grant SARs that are exercisable only on a change in control or in other extraordinary events.

  Restricted and unrestricted stock may be awarded or sold to eligible participants under the Plan for such lawful consideration and subject to such restrictions as may be determined by the Committee. Restricted stock will typically be subject to forfeiture if the applicable restrictions (which may include the lapse of time, performance criteria or other factors) are not complied with or removed and generally will be nontransferable until such restrictions lapse. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends on the shares prior to the time the restrictions lapse.

  The Committee may also grant performance awards under the Plan. If granted, performance awards will generally be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price or value of IndyMac's Common Stock over a predetermined period. These awards do not involve the issuance of IndyMac stock but are hypothetical stock "units" that are granted to a participant and upon which the value of any incentive award will be calculated. Performance awards may also include cash and stock bonuses that may be granted by the Committee on an individual or group basis and may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

  If expressly provided by the Committee, awards of restricted stock may be made to the holder of any option, based upon dividends or distributions that would have been received had the Common Stock covered by the option been issued and outstanding on the applicable dividend record date. The terms and conditions of any such awards of restricted stock will be specified by the applicable Award Memorandum.

  The Committee may approve any combination of payment in cash or Common Stock to any participant in respect of any performance or incentive award under the Plan and may approve a payment in Common Stock, or an option or other right to purchase Common Stock, as part of a deferred compensation arrangement, in lieu of all or any portion of the compensation otherwise payable to an eligible employee.

  Except as otherwise specified or approved by the Committee, if the recipient of a stock option award under the Employee Program terminates service as an Employee for a reason other than Cause (as determined by the Committee in its sole discretion), death, or permanent and total disability, the holder may at any time within a period of three months after such termination exercise such stock option to the extent such stock option was exercisable on the date of such termination. If the holder terminates service as an Employee by reason of permanent and total disability, or if the holder becomes permanently and totally disabled within three months after termination (other than termination for cause), the holder may at any time within a period of twelve months after such termination exercise such stock option to the extent such stock option was exercisable on the date of such termination. If the holder terminates service as an Employee by reason of death, or if the holder dies within three months after termination (other than termination for cause), then such stock option may be exercised within a period of twelve months after the holder's termination of service as an Employee, to the extent such stock option was exercisable on the date of such termination. In no event, however, may any stock option be exercised by any holder after its expiration date.

  In the event of a Change in Control, as defined below, of IndyMac, awards under the Employee Program become fully vested and immediately exercisable. The Committee is authorized, however, to limit the duration of such acceleration of Employee awards. The Committee may also make an affirmative determination in light of all circumstances surrounding a transaction or group of related transactions that a Change in Control has or has not occurred for purposes of the Plan. In making any such determination, the Plan provides that the Committee shall consider, without limitation, the likely effect of such transaction(s) on the makeup of the shareholder base, the Board of Directors and senior management of IndyMac. If the Committee does not exercise the right to make such an affirmative determination, a "Change in Control" occurs under the Plan when (i) there is a complete liquidation or dissolution of IndyMac or a disposition of all or substantially all of the assets of IndyMac (other than a transfer to a subsidiary of IndyMac); (ii) a merger, consolidation or reorganization involving IndyMac is consummated, unless such transaction is a Non-Control Transaction (as defined in the Plan); (iii) any entity or group acquires (other than directly from IndyMac) 25% or more of the then outstanding Common Stock or the combined voting power of IndyMac's then outstanding voting securities (provided that acquisitions of such securities by (a) IndyMac or any of its subsidiaries, (b) any employee benefit plan maintained by IndyMac, IndyMac Operating or any subsidiary of IndyMac or (c) any other entity or group in connection with a Non-Control Transaction shall not constitute a change in control for purposes of the Plan); or (iv) the individuals who as of March 1, 2000 were members of the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board of Directors (provided that any new director nominated or elected by the stockholders and approved by a vote of at least two-thirds of the Incumbent Board will be treated as a member of the Incumbent Board for purposes of the Plan).

 Non-Employee Director Program

  Under the Non-Employee Director Program of the Plan, each Non-Employee Director will be entitled to receive annual grants of nonqualified stock options ("Director Options") to purchase the number of Common Shares that equals 0.025% of the issued and outstanding shares of IndyMac Common Stock as of the end of IndyMac's preceding fiscal year (excluding Common Stock held in treasury by IndyMac), subject to a minimum grant of Director Options covering not less than 7,500 shares for each Non-Employee Director. Newly elected Non-Employee Directors will automatically receive a grant of Director Options upon election as follows: (i) if the Non-Employee Director is elected within six months of the annual grant date, a grant of Director Options for the number of shares covered by the most recent annual grant, and (ii) if the Non-Employee Director is elected more than six months following the most recent annual grant date, but before the next annual grant date, a grant of Director Options for one-half the number of shares covered by such grant. The Director Options will have exercise prices equal to the per share fair market value of IndyMac's Common Stock on the date of grant, will become fully exercisable on the first anniversary of the grant date and will expire on the tenth anniversary thereof. The option exercise price for Director Options may only be amended by a separate vote of the members of the Board of Directors who are officers of IndyMac, as well as the full Board, and any such modified exercise price must be not less than 100% of the fair market value of the Common Stock on the date of such modification. The exercise price for Director Options must be paid at the time of exercise and may be paid in cash or its equivalent or in shares of Common Stock, valued at their fair market value on the date of exercise, that have been held for at least six months prior to the date of exercise by the Non-Employee Director.

  If a Non-Employee Director's service as a member of the Board of Directors of IndyMac terminates as a result of death, disability, or retirement, the director's options will become immediately exercisable in full for a period of one year or until the earlier expiration of the stated term of the option. If a Non-Employee Director's service is terminated for any other reason (other than for Cause as defined in the Plan), any option exercisable as of the date of termination will remain exercisable until three months after termination or the earlier balance of the stated term of the option. The Plan also provides for full vesting and acceleration of exercise dates of options granted to Non-Employee Directors in the event of a Change in Control of IndyMac.

 Miscellaneous Provisions

  The Plan contains provisions relating to adjustments for certain changes in IndyMac's capitalization or Common Stock or upon certain specified events. The number and type of shares or other securities, cash or other property that may be acquired under the Plan, the maximum number and type of shares or other securities that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a reorganization, merger, recapitalization, stock split, stock dividend, consolidation, restructuring or similar events.

  The Employee Program permits the payment of the option exercise price, or award price, at the Committee's discretion in cash or with shares of IndyMac's Common Stock valued at their fair market value, or with a combination of such shares and cash. IndyMac Common Stock may only be used for such purpose, however, if it has been held by the participant for at least six months (or such other period as may be required by applicable law). Other lawful consideration, which may include a promissory note (under any award financing plan that may be available or as otherwise approved by the Committee), services, or cash compensation offset, may also be applied to the purchase or exercise price of an award under the Employee Program, to the extent authorized by the Committee. Subject to the requirements of applicable law, the Board of Directors may authorize loans to Non-Employee Directors to finance the exercise of awards, but no loan may be made to any Non-Employee Director to finance the exercise of an award unless (i) the loan is made pursuant to a full recourse promissory note, and (ii) the loan, if secured by Common Stock, is made in compliance with applicable federal margin regulations.

  Shares held by a participant other than a Non-Employee Director may also be used to discharge tax withholding obligations related to the exercise of options or the receipt of other awards to the extent authorized by the Committee. In addition, the Committee may grant a cash bonus in the amount of any tax related to awards under the Employee Program.

  The authority to grant new options or awards under the Plan will terminate on March 1, 2010, unless it is extended or terminated prior to that time by the Board of Directors. The termination of the Plan will not affect any of the rights of participants that accrued prior to such termination. The Board of Directors may, without stockholder approval, suspend or amend the Plan at any time, and the Committee may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the term (subject to the maximum ten-year term limit), reduce the price (but not, in the case of options, below the then market price), accelerate exercisability or vesting or otherwise preserve benefits of the award.

  The Plan provides that the Board of Directors may, without stockholder approval, at any time and from time to time, suspend, discontinue or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any award previously made under the Plan without the consent of the holder of the award. Except as and to the extent otherwise permitted by the provisions of the Plan, no such amendment may, without stockholder approval, cause the Plan to cease to satisfy any applicable condition of Securities and Exchange Commission Rule 16b-3 or cause any award under the Plan to cease to qualify for any applicable exception under Section 162(m) of the Code.

  Shares subject to awards that expire or terminate or otherwise do not vest for any reason are available for subsequent awards under the Plan.

Tax Consequences of the Plan

  The federal income tax consequences of the Plan under current law, which is subject to change, are summarized in the following paragraphs, which deal with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary. In addition, this summary is necessarily general and does not describe all possible federal income tax effects to particular recipients of awards under the Plan or to IndyMac in all circumstances.

 Nonqualified Stock Options

  No taxable income will be realized by an optionee upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and IndyMac will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon how long the shares were held. IndyMac will not be entitled to any further deduction at that time. Special rules will apply if the participant uses previously owned shares to pay some or all of the option exercise price.

 Incentive Stock Options

  An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, if the exercise occurs, in general, during the optionee's employment by IndyMac or within three months after termination of such employment. Any appreciation in share value after the date of grant will, however, be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is neither sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, or, if less, the excess of the amount realized on the disqualifying disposition over the exercise price. Any remaining gain will be taxed at capital gain rates.

  IndyMac will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, after the required holding periods described above. In the event of a disqualifying disposition IndyMac will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

  Special rules apply if the participant uses previously owned shares to pay some or all of the option exercise price.

 Restricted Stock

  Recipients of restricted stock will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount, if any, which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt, to report the fair market value of the stock as ordinary income at the time of receipt. IndyMac may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

  The tax treatment of dispositions of restricted stock will depend upon whether the recipient made an election to include the value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss, depending on the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, the individual will not be entitled to a deduction. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapse.

  Special rules will apply if the participant uses previously owned shares to pay some or all of the purchase price, if any, of restricted stock.

 Stock Appreciation Rights

  A participant will not recognize any taxable income at the time of receiving on SAR, and IndyMac will not be entitled to a deduction for the SAR at that time. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses. Subsequent gains or losses will be taxable either as short-term or long-term capital gain or loss, depending on how long the shares are held on the subsequent sale of such stock. The holding period for the shares received commences as of the date ordinary income is recognized. IndyMac will be entitled to a deduction in the amount and at the time that the participant first recognizes ordinary income.

 Performance Awards

  A participant who has been granted a performance award will not realize taxable income at the time of grant, and IndyMac will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income and IndyMac will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

 Dividend Equivalents

  A recipient of a dividend equivalent award will not realize taxable income at the time of grant and IndyMac will not be entitled to a deduction at that time. The participant will recognize ordinary income when a dividend equivalent is paid, and IndyMac will be then entitled to a deduction. The measure of the income and deduction will be the amount of cash and the fair market value of the shares at the time the dividend equivalent award is paid.

 Stock Payments and Bonuses

  A participant who receives a stock bonus, or a stock payment in lieu of a cash payment, will be taxed at the value of the stock on the date of award, and IndyMac will have a deduction in the same amount.

 Accelerated Payments

  If, as a result of a changes in control of IndyMac, a participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if that value, when combined with the value of other payments that are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. IndyMac will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

 Section 162(m) Limits

  Notwithstanding the foregoing discussion of the deductibility of compensation under the Plan by IndyMac, Section 162(m) of the Code would eliminate deductions otherwise available to IndyMac for compensation paid to its most highly paid executive officers whose compensation is required to be reported in its annual meeting proxy statement to the extent such persons' total compensation exceeds $1,000,000 in any year unless such excess compensation is "qualified performance-based compensation" (as defined) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for qualified performance-based compensation plans include, among others, a requirement that the stockholders approve the material terms of the plans pursuant to which the compensation is paid. The Plan has been adopted by the Committee subject to stockholder approval. Although IndyMac believes that certain performance awards under the Plan may be exempt from such limits as performance based compensation in any event, other awards under the Plan would not be. No assurance can be given that compensation payable under the Plan to such persons will be deductible to IndyMac if such $1,000,000 limitation is exceeded.

Specific Benefits

  No awards have been made to date under the Plan. The formula described above for the determination of the number of stock options to be granted annually under the 2000 Plan to Non-Employee Directors is different from that contained in IndyMac's existing 1998 Plan. Neither plan contains any formula for the determination of awards to be made to officers or employees.

  The following table sets forth the number of shares subject to stock options and the dollar amount of restricted stock that would have been granted during 1999 to officers, employees and Non-Employee Directors if the 2000 Plan had been in effect during 1999 and if all stock options and restricted stock granted under IndyMac's existing 1998 Plan to officers, employees and Non-Employee Directors of IndyMac during 1999 had been granted instead under the 2000 Plan. The amounts shown below are not necessarily indicative of the amounts that may be granted in any future period under the 2000 Plan.

                           First Year Plan Benefits

                                              Number of Shares    Restricted
Name and Position                            Subject to Options Stock Awards($)
-----------------                            ------------------ ---------------
David S. Loeb, Chairman of the Board.......        250,000        $      --
Angelo R. Mozilo, President................        250,000               --
Michael W. Perry, Chief Executive Officer..        250,000           249,999
Richard H. Wohl, Senior Executive Vice
 President.................................        100,000           100,002
S. Blair Abernathy, Executive Vice
 President.................................         50,000            49,996
Executive Officers as a Group (6 persons)..        950,000           449,993
Non-Employee Directors as a Group (3
 persons)..................................         56,019               --
All Officers and Employees (excluding
 executive officers).......................      1,111,750         1,591,816

Relationship to 1998 Plan

  If the 2000 Plan is approved by stockholders, the 1998 Plan will be canceled and any shares remaining under that Plan will be added to the shares available for awards to be granted under the 2000 Plan.

Vote Required

  Approval of the Plan requires the affirmative vote of holders of a majority of the shares present or represented and entitled to vote on this matter at the meeting, provided that the total votes cast must represent over 50% of the shares entitled to vote on the proposal. If shares are held by a broker in a street name, the broker will not be entitled to vote such shares absent specific instructions from the beneficial owners thereof.

  The Board of Directors recommends that stockholders vote FOR the 2000 Stock Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The following paragraphs summarize certain transactions and relationships between IndyMac and its affiliates, on the one hand, and CCI and its affiliates, on the other.

  CCI is a diversified financial services company whose shares of common stock are traded on the New York Stock Exchange (symbol: CCR). CCI owned 3,090,860 shares, or 4.1%, of IndyMac's outstanding common stock at December 31, 1999.

  IndyMac's third party lending operations are primarily conducted through IndyMac Operating, a taxable corporation that, prior to January 2000, was not consolidated with IndyMac for tax or financial reporting purposes. Although IndyMac owned all of IndyMac Operating's outstanding non-voting preferred stock and 99% of the economic interest in IndyMac Operating, CHL, a wholly-owned subsidiary of CCI, owned all of IndyMac Operating's outstanding voting Common Stock and 1% of the economic interest in IndyMac Operating. Accordingly, CCI, through its stock ownership of CHL, had the power to elect directors and officers of CHL and IndyMac Operating, and consequently CCI had the power to direct CHL's and IndyMac Operating's day-to-day operations. Effective January 3, 2000, IndyMac purchased all of IndyMac Operating's outstanding common stock then held by CHL for $1.8 million and IndyMac Operating thereby became a wholly-owned subsidiary of IndyMac that will be accounted for on a consolidated basis in future.

  As of December 31, 1999, advances due by IndyMac Operating to IndyMac totaled $34.0 million. Such funds were advanced by IndyMac, under a revolving credit facility arrangement and certain one-year term borrowing arrangements, to finance assets of IndyMac Operating. Such advances bear interest at rates indexed to LIBOR. The interest rate charged on such advances was 9.5% at December 31, 1999.

  Pursuant to a Cooperation Agreement executed in 1997 between IndyMac and CCI in connection with IndyMac's acquisition of IndyMac's manager, Countrywide Asset Management Corporation, from CCI, whereby certain services previously provided to IndyMac by CCI and its affiliates have been provided during a post-acquisition period, IndyMac incurred expenses of $253,100 in 1999. IndyMac also incurred certain other expenses payable to CCI in 1999 related to telephone usage and equipment, and delivery service provided by or through CCI, of $811,400.

  During 1997, IndyMac entered into a sublease agreement for its corporate headquarters with CCI, while at the same time, CCI subleased space from IndyMac in IndyMac's former headquarters. As a result, in 1999 IndyMac paid CCI $3.9 million, and received from CCI $377,900, for lease and sublease payments.

  During 1999, IndyMac purchased approximately $50,000 in non-conforming mortgage loans from CHL.

  In 1987 and 1993, IndyMac entered into servicing agreements appointing CHL as servicer of pools of mortgage loans collateralizing three series of CMO's with outstanding balances of approximately $24.3 million at December 31, 1999. CHL is entitled to an annual fee of up to 0.32% of the aggregate unpaid principal balance of the pledged mortgage loans. Servicing fees received by CHL under such agreements were approximately $74,000 in 1999.

  All loans purchased by IndyMac for which a REMIC transaction or whole loan sale is contemplated are committed for sale to IndyMac Operating at the same price at which the loans were acquired by IndyMac. IndyMac Operating currently does not purchase any loans from any entities other than IndyMac.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

                            INDEPENDENT ACCOUNTANTS

  Grant Thornton LLP served as IndyMac's independent accountants for the year ended December 31, 1999. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

                          ANNUAL REPORT AND FORM 10-K

  The 1999 Annual Report to Stockholders containing the consolidated financial statements of IndyMac for the year ended December 31, 1999 accompanies this proxy statement.

  Stockholders may obtain without charge a copy of IndyMac's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Mortgage Holdings, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from IndyMac upon payment to IndyMac of the cost of furnishing them.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 2001 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than December 8, 2000 to be considered for inclusion in IndyMac's proxy materials for that meeting.

  Stockholders intending to present business at IndyMac's 2001 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac's Bylaws. To bring business before an annual meeting, IndyMac's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 23, 2001 and no later than February 22, 2001. If the notice is received before January 23, 2001 or after February 22, 2001, it will be considered untimely and IndyMac will not be required to present such proposal at the 2001 Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Sommers

                                          Richard L. Sommers
                                          Executive Vice President, General
                                           Counsel and Secretary

Dated: April 7, 2000

                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

 TELEPHONE
 800-524-8516

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

INTERNET
http://proxy.shareholder.com/nde

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

--------------------------------------------------------------------------------
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.
--------------------------------------------------------------------------------



Call Toll-Free To Vote . It's Fast And Convenient

--------------------------------------------------------------------------------
                              CONTROL NUMBER FOR
                         TELEPHONE OR INTERNET VOTING
--------------------------------------------------------------------------------
800-524-8516
     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------
                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope
--------------------------------------------------------------------------------

[_]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

1. Election of Directors     FOR all nominees    WITHHOLD AUTHORITY       *EXCEPTIONS
                               listed below        to vote for all
                                                 nominees listed below.
                                  [_]                    [_]                  [_]

Nominees: 01 - David S. Loeb, 02 - Michael W. Perry, 03 - Lyle E. Gramley, 04 - Thomas J. Kearns, 05 - Frederick J. Napolitano, 06 - Patrick C. Haden (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below) *Exceptions
           ---------------------------------------------------------------------


2. To approve the IndyMac Mortgage Holdings, Inc. 2000 Stock Incentive Plan.

       FOR                 AGAINST              ABSTAIN

       [_]                   [_]                  [_]

Consent to future electronic delivery of Annual Report/Proxy Statement (see
explanation on page 2 of the Proxy Statement)                               [_]

I PLAN TO ATTEND THE MEETING [_]  Address Change and/or Comments Mark Here [_]

Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

Dated                , 2000
     ---------------

Signature of Stockholder

Signature of Stockholder

Votes MUST be indicated   [X]
(x) in black or blue ink.

Please sign, date and return this proxy card in the enclosed envelope.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        INDYMAC MORTGAGE HOLDINGS, INC.
                                     PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2000

      The undersigned hereby appoints David S. Loeb and Michael W. Perry, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Mortgage Holdings, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac Mortgage Holdings, Inc. to be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue Pasadena, California on May 23, 2000 at 10:00 a.m. and any adjournments thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 7, 2000 is hereby acknowledged

(continued and to be signed on reverse side.)

                                                INDYMAC MORTGAGE HOLDINGS, INC.
                                                P.O. BOX 11262
                                                NEW YORK, NY 10203-0262